Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our report of Riley Exploration Permian, Inc.'s oil and natural gas reserves estimates and future net revenue, as of December 31, 2022, and the inclusion of our corresponding exhibit letter, dated February 27, 2023, included in Riley Exploration Permian, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
April 24, 2023